Exhibit 10.19
SUPPLEMENTAL EXECUTIVE
RETIREMENT BENEFITS AGREEMENT
     This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is entered into this 31st day of December, 2008, effective as of January 1, 2009, by and between GEORGIA BANK & TRUST COMPANY OF AUGUSTA, a Georgia banking corporation located in Augusta, Georgia (“Bank”), and RONALD L. THIGPEN, an individual (“Executive”).
RECITALS
     A. Executive is a valued employee of the Bank.
     B. The Bank desires to retain Executive as an employee of the Bank.
     C. The Bank desires to provide for the post-retirement needs of its employees in a responsible manner.
     D. Executive and the Bank entered into certain Executive Salary Continuation and Participant Agreements dated October 1, 2000, October 15, 2003, and January 1, 2007 (“Participant Agreements”), all pursuant to the Non-Qualified Defined Benefit Plan of Georgia Bank & Trust Company of Augusta established October 1, 2000 (the “2000 Plan”) to make available to executives certain supplemental retirement benefits. Section 6.1 of the 2000 Plan affords the Bank the right to amend, modify, terminate, or discontinue the Plan.
     E. Executive and the Bank now desire to amend, restate, replace and supersede the 2000 Plan and the related Participant Agreements to comply with the new final regulations under Section 409A of the Internal Revenue Code of 1986.
AGREEMENT
     NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:
     1. Supplemental Retirement Benefits. The Bank maintains an unfunded retirement plan, the obligations under which shall be reflected on the general ledger of the Bank (the “Retirement Account”). The Retirement Account shall be an unsecured liability of the Bank to Executive, payable only as provided herein from the general funds of the Bank. The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of the Bank and does not have priority of payment over any other general obligation of the Bank.
     2. Payment of Benefits.
          (a) Full Benefit. If Executive does not experience a Separation from Service (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act, or as otherwise agreed in writing expressly authorized by the Board of Directors of the Bank (for a period not to exceed six (6) months)) (as herein defined) until the ‘Full Benefit Date’ (as defined in Exhibit A attached hereto), then upon the Payment Commencement Date (as defined in Exhibit A attached hereto), the Bank shall pay to Executive the Full Benefit (as defined in Exhibit A attached hereto) annually for twenty (20) years, payable in monthly installments beginning on the first business day of the first calendar month after the Payment Commencement Date and on the first business day of each month thereafter until (but including) the twentieth (20th) anniversary of the Payment Commencement Date. For purposes of this Agreement, the phrase ‘Separation from Service’ shall be deemed to occur only if either (i) Executive has ceased to perform any services for the Bank and all affiliated companies that, together with the Bank, constitute the ‘service recipient’ within the meaning of Section 409A of the Internal Revenue Code (‘Code’) and the regulations thereunder (collectively, the ‘Service Recipient’) or (ii) the level of bona fide services Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than forty percent (40%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if Executive has been providing services to the Service Recipient for less than 36 months).
If, at the written request of the Bank, the Executive continues full time employment with the Bank beyond attainment of age sixty-five (65) before experiencing a Separation from Service (unless due to discharge For Cause), then for each full year of service completed after the attainment of age sixty-five (65), the Full Benefit will increase by the Annual COLA Percentage (as defined in Exhibit A hereto), compounded annually. For example, if Executive attains age sixty-five (65) on December 31, 2009, the Full Benefit is $100,000, the Annual COLA Percentage is 5% and the Executive delayed retirement until March 31, 2012, then the Full Benefit would be $110,250 ($100,000 x 105% X 105% = $110,250).
          (b) Early Termination. If Executive voluntarily resigns from the employ of the Bank prior to the Full Benefit Date and such resignation constitutes a Separation from Service, Bank shall pay to Executive the Limited Benefit (the amount set forth on Exhibit A corresponding to the Year in which Executive separates from service) annually for twenty (20) years, payable in monthly installments beginning on the first business day of the first calendar month after the Payment Commencement Date and on the first business day of each month thereafter until (but including) the twentieth (20th) anniversary of the Payment Commencement Date. Notwithstanding the foregoing, if, as of the effective date of Executive’s voluntary termination, the Executive has not attained age fifty-five (55), then Executive shall receive no benefit under this Agreement and shall lose any right to any benefit vested at the time of termination.
If the Bank terminates the Executive’s employment involuntarily for any reason other than For Cause (as herein defined), or if the Bank undertakes any action or course of action designed to induce the Executive to terminate his employment (e.g. reducing the Executive’s title or responsibilities, reducing the Executive’s compensation disproportionately as compared to reductions for other Bank executives), prior to the Full Benefit Date and such resignation or discharge constitutes a Separation from Service, Bank shall pay to Executive the Full Benefit (the amount set forth on Exhibit A) annually for twenty (20) years, payable in monthly installments beginning on the first business day of the first calendar month after the Payment Commencement Date and on the first business day of each month thereafter until (but including) the twentieth (20th) anniversary of the Payment Commencement Date.
          (c) Disability. If Executive becomes Substantially Disabled (as hereinafter defined) while employed by the Bank prior to the Payment Commencement Date, then the Bank shall pay to Executive the Limited Benefit annually, payable monthly beginning on the first business day of the first calendar month after Executive is determined to be Substantially Disabled and continuing until (but including) the twentieth (20th) anniversary of such date. For purposes of this Agreement, Executive shall be considered ‘Substantially Disabled’ if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Bank’s employees. The determination of whether Executive is ‘Substantially Disabled’ under clause (i) above shall be made by a licensed physician selected by the Bank.
          (d) Discharge for Cause. Any other provision of this Agreement to the contrary notwithstanding, if Executive experiences a Separation from Service with the Bank and its affiliates as a result of, or in connection with: (i) Executive’s insubordination; (ii) Executive’s breach of this Agreement; (iii) any act or omission by Executive which is, or is likely to be, injurious to the Bank and its affiliates or the business reputation of the Bank and its affiliates, (iv) Executive’s dishonesty, fraud, malfeasance, negligence or misconduct; (v) Executive’s failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the President or the Board of Directors of the Bank or any other individual to whom Executive reports, or to follow the policies, procedures, and rules of the Bank and its affiliates; or (vi) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude (any of the foregoing referred to herein as “For Cause”), then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement may be terminated by the Bank without any liability whatsoever. The obligation of the Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety days), while the Board of Directors of the Bank seeks to determine whether Executive could have been terminated For Cause even though Executive may have previously retired, resigned, become Substantially Disabled or been discharged other than For Cause. If during such period the Board of Directors determines that the Executive could have been discharged For Cause, this subsection (d) shall be applicable as if the Executive had been discharged For Cause. Notwithstanding the foregoing, if, as of the effective date of Executive’s termination of employment, there is an employment or other services agreement in effect between Executive and the Bank which defines the term ‘For Cause’ or a similar concept, then the definition for such term as provided in such services agreement shall apply in lieu of the foregoing definition of such term in this Section 4d.
          (e) Death of Executive. If Executive’s death occurs prior to the Payment Commencement Date, Executive’s beneficiary designated on Exhibit B attached hereto (or, if none designated, Executive’s estate) shall receive the amount of benefits described under Section 2c above at the same time and in the same form that benefits would have been payable to Executive had Executive’s death qualified Executive as being Substantially Disabled. If Executive’s death occurs on or after the Payment Commencement Date or after the Executive has been determined to be Substantially Disabled, Executive’s beneficiary designated on Exhibit B attached hereto (or if none is designated, Executive’s estate) shall receive the remaining payments due to Executive as of the date of death at the same time and in the same form as the payments would have been paid to Executive had Executive survived.
          (f) Benefits Mutually Exclusive. Under no circumstances will Executive or, if applicable, his or her beneficiary or estate become entitled to more than one benefit under this Section 2.
          (g) Suspension of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the payment of any amount hereunder would fail to meet the requirements of Code Section 409A(a)(1)(B)(i), no such payment shall be made until six (6) months after Executive’s Separation from Service (or any earlier date permitted under Code Section 409A), at which time Executive shall be paid a lump sum equal to what would otherwise have been paid during the suspension period in the 30-day period immediately following such suspension period, and thereafter payment of the unpaid monthly amounts shall continue on what would otherwise have been the original payment schedule for such monthly amounts.
     3. Intent of Parties. The Bank and Executive intend that this Agreement shall primarily provide supplemental retirement benefits to Executive as a member of a select group of management or highly compensated employees of the Bank for purposes of the Employee Retirement Income Security Act of 1974, as may be amended (“ERISA”).
     4. ERISA Provisions.
          (a) The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of ERISA.
          (i) The ‘Named Fiduciary’ is the Bank.
          (ii) The general corporate funds of the Bank are the basis of payment of benefits under this Agreement.
          (iii) For claims procedure purposes, the ‘Claims Administrator’ shall be the Compensation Committee of the Board of Directors of the Bank or its designee.
          (iv) For claims procedure purposes, ‘Appeals Fiduciary’ means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to the Executive becoming Substantially Disabled made pursuant to this section 4.
          (b) Notice of Denial. If the Executive or a beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Executive becoming Substantially Disabled) after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) from the end of such initial period. With respect to a claim for benefits due to the Executive becoming Substantially Disabled, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.
          (c) Contents of Notice of Denial. If the Executive or beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial which shall set forth:
          (i) the specific reasons for the denial;
          (ii) specific references to the pertinent provisions of this Agreement on which the denial is based;
          (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
          (iv) an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;
          (v) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and
          (vi) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.
          (d) Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:
          (i) request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to the Executive becoming Substantially Disabled);
          (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

          (iii) submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and
          (iv) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          (e) Application for Review.
          (i) If a claimant wishes a review of the decision denying his or her claim to benefits under this Agreement, other than a claim described in paragraph (ii) of this section 4(e), he or she must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.
          (ii) If the claimant wishes a review of the decision denying his or her claim to benefits under this Agreement due to the Executive becoming Substantially Disabled, he or she must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:
          (1) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and
          (2) identify the medical and vocational experts whose advice was obtained on behalf of this Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.
Notwithstanding the foregoing, the health care professional consulted pursuant to this section 4(e) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.
          (f) Hearing. Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.
          (g) Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.
          (h) Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

          (i) Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) after the date of receipt of the written application for review. If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:
          (i) the specific reasons for the decision;
          (ii) specific references to the pertinent provisions of this Agreement on which the decision is based;
          (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
          (iv) an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;
          (v) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;
          (vi) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and
          (vii) in the case of a claim for benefits due to the Executive becoming Substantially Disabled, a statement regarding the availability of other voluntary alternative dispute resolution options.
          (j) The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon the Executive or any other party claiming benefits under this Agreement.
     5. Funding by the Bank.
          (a) The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. Executive shall be and remain an unsecured general creditor of the Bank with respect to the Bank’s obligations hereunder. Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

          (b) Notwithstanding anything herein to the contrary, the Bank has no obligation whatsoever to purchase or maintain an actual life insurance policy with respect to Executive or otherwise. If the Bank determines in its sole discretion to purchase a life insurance policy referable to the life of Executive, neither Executive nor Executive’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or to any asset of the Bank. The Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If the Bank elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, the Bank reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
          (c) If the Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Executive, Executive shall assist the Bank, from time to time, promptly upon the request of the Bank, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefor. The Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.
     6. Change in Control. If a Change in Control (as hereinafter defined) occurs before Executive experiences a Separation from Service with the Bank and its affiliates, then Executive shall become 100% vested and thus entitled to the Full Benefit. In such case, the Full Benefit shall be payable to Executive beginning on the Payment Commencement Date. Notwithstanding the foregoing, if the Executive experiences a Separation from Service, other than a termination For Cause, within two (2) years following a Change in Control, the Bank shall pay to the Executive the Full Benefit annually for twenty (20) years, payable in monthly installments beginning on the first business day of the first calendar month after the effective date of the Executive’s Separation from Service.
     For purposes of this Agreement, a “Change in Control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A, provided, however, that for purposes of determining a “substantial portion of the assets of a corporation,” “eighty-five percent (85%)” shall be used instead of “forty percent (40%).” For purposes of the preceding sentence, “a corporation” refers to either Southeastern Bank Financial Corporation (“Holding Company”) or the Bank, except that in the case of a change of effective control of a corporation, “a corporation” refers solely to the Holding Company. Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization share exchange or other transaction as to which the holders of the capital stock of the Holding Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Holding Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Holding Company (or other surviving company) such transaction will not constitute a Change in Control.
     7. No Competition with Bank. Executive agrees that during the Executive’s employment with the Bank, and in the event of the Executive’s voluntary termination of employment, for a period of two (2) years thereafter, the Executive will not (except on behalf of or with the prior written consent of the Bank), within a thirty-five (35) mile radius of the Bank’s location at Augusta, Georgia, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any competing business that is conducting commercial or consumer banking services either as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank. Executive agrees that the covenant contained in this Section 7 is of the essence of this Agreement; that the covenant is reasonable and necessary to protect the business, interest and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should the Executive breach the covenant. Therefore, Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent the breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, Executive agrees that any violation of the covenant in this Section 7 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under this Agreement. Executive agree that all remedies available to the Bank shall be cumulative. Notwithstanding the foregoing provisions of this Section 7, this Section shall become void and have no further force or effect from and after the earlier of effective date of a Change in Control or the effective date of an involuntary termination of Executive’s employment prior to the Full Benefit Date for any reason other than For Cause. Notwithstanding the foregoing, if, as of the effective date of the Executive’s termination of employment, there is an employment or other services agreement in effect between the Executive and the Bank which imposes non-competition obligations on the Executive, then such obligations as provided in such services agreement shall apply in lieu of the foregoing provisions of this Section 7.
     8. Employment of Executive; Other Agreements. The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Bank and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of the Bank to discharge Executive with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure whether now or hereinafter existing.
     9. Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that he or she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his or her financial and professional advisors unless required to do so by a court of competent jurisdiction.
     10. Withholding. Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to Executive under this Agreement, including federal and state income tax withholding, except the Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder and all employment (FICA) taxes due to be paid by the Bank pursuant to Section 3121(v) of the Code and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements including those under Section 409A of the Code and the regulations thereunder. Executive agrees that appropriate amounts for any such withholdings, including FICA taxes, may be deducted from the cash salary, bonus or payments due under this Agreement or other payments due to Executive by the Bank to satisfy the employee-portion of such obligations. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts. Notwithstanding any other provision in this Agreement to the contrary, payment under this Agreement may be accelerated to pay, where applicable, the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the ‘Tax Obligations’) that may be imposed on amounts deferred pursuant to this Agreement prior to the time such amounts are paid and made available to the Executive and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the ‘Income Tax Obligations’). Accelerated payments pursuant to this Section 10 shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions. Any accelerated payments pursuant to Section 10 shall reduce the benefit provided to the Executive pursuant to this Agreement.
     11. Miscellaneous Provisions.
          (a) Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.
          (b) Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person”

shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.
          (c) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
          (d) Governing Law. This Agreement is made in the State of Georgia and shall be governed in all respects and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.
          (e) Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of the Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of the Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto. This Agreement has been approved by the Board of Directors of the Bank and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.
          (f) No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and Executive, Executive’s designated beneficiary or any other person.
          (g) Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary; nor shall Executive or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to the Bank.
          (h) Entire Agreement. This Agreement (together with its exhibits and appendix, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, including but not limited to the 2000 Plan and the Participant Agreements, are hereby superseded, merged and integrated into this Agreement.
          (i) Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.
Bank:	GEORGIA BANK & TRUST COMPANY OF AUGUSTA 3530 Wheeler Road Augusta, GA 30909 Attn: Chairman of the Board

Executive:	RONALD L. THIGPEN _________________________________ _________________________________ _________________________________

          (j) Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
          (k) Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
          (l) Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, the Bank may pay the Full Benefit, which is payable annually for twenty (20) years, in a single lump sum to the Executive upon a unilateral determination by the Bank to terminate the Agreement but only if the Bank determines that such payment will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such an event, payment shall be made at the earliest date permitted under such guidance.
          (m) Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.
          (n) Legal Expenses. From and after the occurrence of a Change in Control, the Bank shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive’s request, as such fees and expenses are incurred; provided, however, that the Executive shall be required to reimburse the Bank for any such fees and expenses if a court, arbitrator or any other adjudicator agreed to by the parties determines that the Executive’s claim is without substantial merit. The Bank’s obligation in this regard shall continue until such time as a final determination (including any appeals) is made with respect to the proceedings; provided, however, that such proceedings must commence prior to the expiration of any applicable statute of limitations and payment of such reimbursements must be made as soon as feasible following the date the Executive submits verification of the expenses incurred but not later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred. The Executive shall not be required to pay any legal fees or expenses incurred by the Bank in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.
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     IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

BANK: GEORGIA BANK & TRUST COMPANY OF AUGUSTA
By:	/s/ R. Daniel Blanton
Its: President and Chief Executive Officer

EXECUTIVE:
/s/ Ronald L. Thigpen
RONALD L. THIGPEN

Exhibit A
RONALD L. THIGPEN
“Full Benefit Date” = January 27, 2017 (age 65)
“Full Benefit” = $220,000 (See Note 1)
“Payment Commencement Date” — The later of the first business day of the month following the month in which Executive attains age sixty-five (65) (January 27, 2017) or the first business day of the month following the month in which Executive experiences a Separation from Service.
“Annual COLA Percentage” = Five percent (5%)
“Limited Benefit” — Determined by reference to the following table (See Note 2):

Year	Limited Benefit
January 1, 2009 to December 31, 2009	$152,000
January 1, 2010 to December 31, 2010	$174,000
January 1, 2011 to December 31, 2011	$184,000
January 1, 2012 to December 31, 2012	$194,000
January 1, 2013 to December 31, 2013	$204,000
January 1, 2014 to December 31, 2014	$208,000
January 1, 2015 to December 31, 2015	$212,000
January 1, 2016 to December 31, 2016	$216,000
January 1, 2017 and thereafter	$220,000
Note 1: See Section 2(a) for annual increase in Full Benefit for years worked after age sixty-five (65).
Note 2: In the event of Executive’s voluntary termination prior to attaining age fifty-five (55), this Limited Benefit is forfeited per Section 2(b) of this Agreement.
The undersigned RONALD L. THIGPEN (the “Executive”) hereby acknowledges that he or she has reviewed this Exhibit A to the Supplemental Executive Retirement Benefits Agreement and that the information set forth in this Exhibit A is true and correct in all material respects.

RONALD L. THIGPEN

EXHIBIT B
DESIGNATION OF BENEFICIARY FORM
under the
SUPPLEMENTAL EXECUTIVE
RETIREMENT BENEFITS AGREEMENT
Pursuant to Section 2(e) of the Supplemental Executive Retirement Benefits Agreement (the “Agreement”), I, RONALD L. THIGPEN, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.
Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*	If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.
Full Name, Address and Social Security Number of Contingent Beneficiary:

Date

RONALD L. THIGPEN